UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2025

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Stoneridge Dr., Suite 220 Pleasanton, CA 94588

(Address of principal executive offices)

(925)-270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2025, Healthcare Triangle, Inc., a Delaware corporation, (the “Company”), entered into a Securities Purchase Agreement (“Purchase Agreement”) with certain institutional investors (the “Investors”). Under the Purchase Agreement, the Company has agreed to issue 20% original issue discount senior unsecured convertible promissory notes (“Notes”) in an aggregate original principal amount of up to $15,000,000, which will be convertible into shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”). The closing of the first tranche was consummated on November 20, 2025, and the Company issued the initial Note for an aggregate original principal amount of $7,500,000 (the “Initial Tranche”). The Note issued in the Initial Tranche was sold to the Investors for a purchase price of $6,000,000, representing an original issue discount of twenty percent (20%), and matures on November 20, 2026. The second Note will be an aggregate original principal amount of $7,500,000 and will be issued after the satisfaction of certain conditions precedent, including the Company having an effective registration statement for the resale of the shares of Common Stock issuable pursuant to the conversion of the Notes. The Company may request that the Investor purchase up to $15 million of additional Notes, which is subject to the approval of the Investors.

The Notes rank senior to all future indebtedness of the Company and pari passu with all other Notes issued under the Purchase Agreement. Any unpaid amount bears interest at the past due rate of 18% per annum. The Notes are convertible at any time after the issuance date at the election of the holder. The conversion price is the greater of (i) eighty percent (80%) of the lowest Closing Price during the five trading days immediately preceding the conversion date and (ii) $0.38 per share. Upon receipt of a conversion notice, the Company must deliver the applicable shares no later than one trading day thereafter. Failure to timely deliver shares results in liquidated damages equal to two percent (2%) of the outstanding principal amount per month until cured. The Notes include customary events of default and provide that upon an uncured Event of Default the Mandatory Default Amount becomes immediately due and payable.

In connection with the Purchase Agreement, on the Company entered into a Registration Rights Agreement (the “RRA”) with the Investors. The RRA requires the Company to file a registration statement covering the resale of at least 300% of the maximum number of Conversion Shares issuable at the Floor Price. The filing deadline is the tenth calendar day after signing, and the effectiveness deadline is 60 days after the Filing Deadline. Failure to meet these deadlines or maintain an effective registration statement results in liquidated damages of 2% per month, up to a maximum of 20%. The Company has also agreed to use commercially reasonable efforts to obtain stockholder approval for the issuance of the shares of Common Stock issuable upon pursuant to the Notes in accordance with Nasdaq Listing Rules.

The Offering resulted in gross proceeds to the Company of approximately $6,000,000, before deducting placement agent fees and commissions and other offering expenses. RBW Capital Partners LLC (a division of Dawson James Securities, Inc.) acted as placement agent for the offering. As compensation for such placement agent services, the Company has agreed to pay RBW, an aggregate cash fee equal to 8.0% of the gross proceeds received by the Company, plus $100,000 for its legal fees and expenses.

The foregoing summaries of the Purchase Agreement, the Notes, and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are filed as Exhibits 10.1, 4.1, and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuance of the Notes will constitute a direct financial obligation of the Company that is material to the Company.

Item 3.02 Unregistered Sales of Equity Securities.

The issuance and sale of the Notes and the issuance of the conversion shares upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be made in reliance on the private offering exemption provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The Investor represented to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Form of Senior Unsecured Convertible Note
10.1	Form of Securities Purchase Agreement, dated as of November 20, 2025, by and between the Company and the Investor(s)
10.2	Form of Registration Rights Agreement, dated as of November 20, 2025, by and between the Company and the Investor(s)
104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Triangle, Inc.

Dated: November 21, 2025	By:	/s/ David Ayanoglou
David Ayanoglou
Chief Financial Officer

3